RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated January 31, 2013

Pricing Supplement Dated February __, 2013 to the Product
Prospectus Supplement ERN-EI-1, Prospectus Supplement, and
Prospectus, Each Dated January 28, 2011
$ __________ Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, due February 27, 2017 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Enhanced Return Notes with Averaging (the “Notes”) linked to the performance of the S&P 500® Index (the “Reference Asset”).  Any payments on the Notes are subject to our credit risk.

If the level of the Reference Asset increases from the Initial Level to the Final Level, or does not decrease by more than 20%, investors will receive:

•
if the Average Percentage Change (as defined below) of the Reference Asset over 16 quarterly Observation Dates is positive, the principal amount plus a return equal to [215%-235%] of the Average Percentage Change; or

•	if the Average Percentage Change is zero or negative, the principal amount.

If the level of the Reference Asset decreases from the Initial Level to the Final Level by more than 20%, investors will lose up to 80% of the principal amount of the Notes if the sum of the Buffer Percentage of 20% and the Average Percentage Change multiplied by the Leverage Factor does not offset that decrease.

We describe how the return on the Notes will be calculated in more detail below.

The Notes will be issued on February 27, 2013, and will mature on February 27, 2017.

The Notes do not pay interest. The Notes will not be listed on any U.S. securities exchange. The CUSIP number for the Notes is 78008SYA8.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 28, 2011, and “Selected Risk Considerations” on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would not be expected to receive a commission in connection with the sale of the Notes. The price of the Notes would include a profit of approximately $7.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the hedging profits of Royal Bank of Canada exceed $20.00 per $1,000 in principal amount of the Notes.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	S&P 500® Index

Bloomberg Ticker:	SPX

Currency:	U.S. Dollars

Minimum Investment:	$10,000 and minimum denominations of $1,000 in excess of $10,000

CUSIP:	78008SYA8

Pricing Date:	February 22, 2013

Issue Date:	February 27, 2013

Observation Dates:	2013	2014	2015	2016	2017
		February 24, 2014	February 23, 2015	February 22, 2016	February 22, 2017 (the Valuation Date)
	May 22, 2013	May 22, 2014	May 22, 2015	May 23, 2016
	August 22, 2013	August 22, 2014	August 24, 2015	August 22, 2016
	November 22, 2013	November 24, 2014	November 23, 2015	November 22, 2016

There will be a total of 16 scheduled Observation Dates during the term of the Notes. If a scheduled Observation Date is not a trading day, that Observation Date will be postponed to the next trading day.  The Valuation Date will also be the final Observation Date.

Valuation Date:	February 22, 2017

Maturity Date:	February 27, 2017, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 28, 2011.

Payment at Maturity (if held to maturity):
1.    If, on the Valuation Date, the Final Percentage Change is greater than or equal to -20%, then the investor will receive an amount per $1,000 in principal amount of the Notes equal to:

Principal Amount + (Principal Amount x Average Percentage Change x Leverage Factor)

In such a case, your payment on the Notes will not be less than the principal amount.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

2.    If, on the Valuation Date, the Final Percentage Change is less than -20%, then the investor will receive a cash payment equal to:

(A)  Principal Amount + (B) Principal Amount x [Final Percentage Change + Buffer Percentage + (Average Percentage Change x Leverage Factor)]

In such a case, the return on the Notes could be negative, and you could lose up to 80% of the principal amount of the Notes.

Leverage Factor:	[215%-235%] (to be determined on the Pricing Date)

Average Percentage Change:	The Average Percentage Change, expressed as a percentage, is calculated using the following formula:

Final Percentage Change:	The Final Percentage Change, expressed as a percentage, is calculated using the following formula: Final Level – Initial Level Initial Level

Initial Level:	The closing level of the Reference Asset on the Pricing Date.

Average Level:	The arithmetic average of the closing level of the Reference Asset on each of the 16 quarterly Observation Dates.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Buffer Percentage:	20%

Buffer Level:	80% of the Initial Level

Maximum Return:	Not applicable.

Term:	Four years

Principal at Risk:
The Notes are NOT principal protected.  You will lose up to 80% of your principal amount at maturity if the Final Percentage Change is less than -20% and the sum of the Buffer Percentage and the Average Percentage Change multiplied by the Leverage Factor does not offset the Final Percentage Change.

Calculation Agent:	RBCCM

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this terms supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 28, 2011, as modified by this terms supplement.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

ADDITIONAL DOCUMENTS

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 28, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-EI-1 dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000380/m22111424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, the Buffer Percentage of 20% (the Buffer Level is 80% of the Initial Level), the Leverage Factor of 225% (the midpoint of the Leverage Factor range of 215% to 235%), and that no market disruption event occurs on any Observation Date, including the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Final Percentage Change is greater than or equal to -20% (and the Average Percentage Change is positive).

	Average Percentage Change:	10%

	Final Percentage Change:	-10%

	Payment at Maturity:	$1,000 + ($1,000 x 10% x 225%) = $1,000 + $225 = $1,225

	On a $1,000 investment, when the Final Percentage Change is greater than or equal to -20%, a 10% Average Percentage Change results in a Payment at Maturity of $1,225, a 22.50% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Final Percentage Change is greater than or equal to -20% (and the Average Percentage Change is negative).

	Average Percentage Change:	-10%, however, the minimum Average Percentage Change is zero

	Final Percentage Change:	30%

	Payment at Maturity:	$1,000 + ($1,000 x 0% x 225%) = $1,000 + $0 = $1,000

On a $1,000 investment,  when the Final Percentage Change is greater than or equal to -20%, although the Final Percentage Change is 30%,  a -10% Average Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Final Percentage Change is less than -20% (and the Average Percentage Change is positive).

	Average Percentage Change:	10%

	Final Percentage Change:	-30%

	Payment at Maturity:	$1,000 +$1,000 x [-30% + 20% + (10% x 225%)] = $1,000 + $125 = $1,125

On a $1,000 investment, when the Final Percentage Change is less than -20%, a 10% Average Percentage Change results in a Payment at Maturity of $1,125, a 12.50% return on the Notes.  In this case, the impact of the positive Average Percentage Change offsets the negative Final Percentage Change, resulting in a positive return on the Notes.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

Example 4—	Calculation of the Payment at Maturity where the Final Percentage Change is less than -20% (and the Average Percentage Change is positive).

	Average Percentage Change:	10%

	Final Percentage Change:	-50%

	Payment at Maturity:	$1,000 +$1,000 x [-50% + 20% + (10% x 225%)] = $1,000 - $75 = $925

On a $1,000 investment, when the Final Percentage Change is less than -20%, a 10% Average Percentage Change results in a Payment at Maturity of $925, a -7.50% return on the Notes.  In this case, the impact of the positive Average Percentage Change does not offset the negative Final Percentage Change, resulting in a negative return on the Notes.

Example 5—	Calculation of the Payment at Maturity where the Final Percentage Change is less than -20% (and the Average Percentage Change is negative).

	Average Percentage Change:	-5%, however, the minimum Average Percentage Change is zero

	Final Percentage Change:	-30%

	Payment at Maturity:	$1,000 +$1,000 x [-30% + 20% +(0% x 225%)] = $1,000 - $100 = $900

On a $1,000 investment, when the Final Percentage Change is less than -20%, a -5% Average Percentage Change results in a Payment at Maturity of $900, a -10% return on the Notes. In this case, the negative Average Percentage Change does not offset the negative Final Percentage Change, resulting in a negative return on the Notes.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose up to 80% of their principal amount if the Final Percentage Change is less than -20% and the sum of the Buffer Percentage and the Average Percentage Change multiplied by the Leverage Factor does not offset the Final Percentage Change. Unless the Average Percentage Change is positive, investors will lose 1% of the principal amount for each 1% that the Final Level is less than 80% of the Initial Level. Even if the Average Percentage Change is positive, if the Final Level is less than 80% of the Initial Level, you may lose a significant portion of your principal amount at maturity.

•
The Return on the Notes Will Be Affected by the Average Percentage Change — If the Final Percentage Change is greater than or equal to -20%, the return on the Notes will equal the Average Percentage Change multiplied by the Leverage Factor. Because the Average Percentage Change will be calculated based on the Average Level, which is based on the arithmetic average of the closing level of the Reference Asset on each of the 16 quarterly Observation Dates, and the Average Level may be less than the Final Level on the Valuation Date, your return on the Notes may be less than what it would be if the payment on the Notes were based solely on the performance of the Reference Asset from the Initial Level to the Final Level. This difference could be particularly large if there is a significant increase in the closing level of the Reference Asset during the latter portion of the term of the Notes.  Similarly, if the Final Percentage Change is less than -20%, the Average Percentage Change may be zero, or may not be sufficiently greater than zero to offset the Final Percentage Change. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the closing level of the Reference Asset on any previous Observation Dates, in that those levels will impact the amount payable at maturity.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have.

•
The Inclusion in the Purchase Price of the Notes of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase of the Notes includes the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Market Disruption Events and Adjustments – The Payment at Maturity and the Observation Dates, including the Valuation Date, are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

ADDITIONAL TERMS OF THE NOTES

Market Disruption Events

If a market disruption event occurs or is continuing on any scheduled Observation Date (other than the final Observation Date), the closing level of the Reference Asset for that Observation Date will equal the closing level of the Reference Asset on the first trading day following that Observation Date on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following that Observation Date, the closing level of the Reference Asset for that Observation Date will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Reference Asset for that Observation Date that would have prevailed in the absence of the market disruption event.

For a description of the impact of a market disruption event on the final Observation Date (the Valuation Date), see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Discontinuance of the Publication of or Material Modification to the Reference Asset on an Observation Date

If S&P Dow Jones Indices LLC (the “Index Sponsor”) discontinues publication of the Reference Asset and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent closing level of the Reference Asset will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable Observation Date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a market disruption event exists with respect to the Reference Asset.

If the Index Sponsor discontinues publication of the Reference Asset prior to, and that discontinuance is continuing on, any Observation Date and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the closing level of the Reference Asset for the relevant Observation Date in accordance with the formula for and method of calculating the Reference Asset last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the Reference Asset have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the Reference Asset.

If at any time the method of calculating a closing level for the Reference Asset or a successor index is changed in a material respect, or if the Reference Asset is in any other way modified so that the Reference Asset does not, in the opinion of the calculation agent, fairly represent the level of the Reference Asset had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable Observation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of the Reference Asset comparable to the Reference Asset as if those changes or modifications had not been made.  Accordingly, if the method of calculating the Reference Asset is modified so that the level of the Reference Asset is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Reference Asset), then the calculation agent will adjust the Reference Asset in order to arrive at a level of the Reference Asset as if it had not been modified (e.g., as if such split had not occurred).

Notwithstanding these alternative arrangements, discontinuance of the publication of or material modification to the Reference Asset may adversely affect the value of the Notes.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this terms supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of S&P Dow Jones Indices LLC discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes— Unavailability of the Level of the Reference Asset on a Valuation Date.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.

The Reference Asset is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Reference Asset is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of January 29, 2013, 390 companies included in the Reference Asset traded on the New York Stock Exchange, and 110 companies included in the Reference Asset traded on The NASDAQ Stock Market. On January 29, 2013, the average market capitalization of the companies included in the Reference Asset was $26.94 billion. As of that date, the largest component of the Reference Asset had a market capitalization of $431.09 billion, and the smallest component of the Reference Asset had a market capitalization of $1.66 billion.

S&P Dow Jones Indices LLC chooses companies for inclusion in the Reference Asset with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Reference Asset, with the approximate percentage of the market capitalization of the Reference Asset included in each group as of January 29, 2013, indicated in parentheses: Consumer Discretionary (11.57%); Consumer Staples (10.64%); Energy (11.32%); Financials (15.70%); Health Care (12.28%); Industrials (10.25%); Information Technology (18.29%); Materials (3.60%); Telecommunication Services (2.96%); and Utilities (3.39%). S&P Dow Jones Indices LLC from time to time, in its sole discretion, may add companies to, or delete companies from, the Reference Asset to achieve the objectives stated above.

S&P Dow Jones Indices LLC calculates the Reference Asset by reference to the prices of the constituent stocks of the Reference Asset without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Reference Asset constituent stocks and received the dividends paid on those stocks.

Computation of the Reference Asset

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the Reference Asset, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the Reference Asset was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the Reference Asset halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Reference Asset to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the Reference Asset did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Reference Asset.

Under float adjustment, the share counts used in calculating the Reference Asset reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the Reference Asset.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Reference Asset is calculated using a base-weighted aggregate methodology. The level of the Reference Asset reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Reference Asset is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Reference Asset, it serves as a link to the original base period level of the Reference Asset. The index divisor keeps the Reference Asset comparable over time and is the manipulation point for all adjustments to the Reference Asset, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Reference Asset, and do not require index divisor adjustments.

To prevent the level of the Reference Asset from changing due to corporate actions, corporate actions which affect the total market value of the Reference Asset require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Reference Asset remains constant and does not reflect the corporate actions of individual companies in the Reference Asset. Index divisor adjustments are made after the close of trading and after the calculation of the Reference Asset closing level.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the Reference Asset are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

Historical Information

The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2009, 2010, 2011 and 2012, and for the period from January 1, 2013 to January 29, 2013.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the level of the Reference Asset on any Observation Date or on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset

1/1/2009	3/31/2009	943.85	666.79	797.87
4/1/2009	6/30/2009	956.23	783.32	919.32
7/1/2009	9/30/2009	1,080.15	869.32	1,057.08
10/1/2009	12/31/2009	1,130.38	1,019.95	1,115.10

1/1/2010	3/31/2010	1,180.69	1,044.50	1,169.43
4/1/2010	6/30/2010	1,219.80	1,028.33	1,030.71
7/1/2010	9/30/2010	1,157.16	1,010.91	1,141.20
10/1/2010	12/31/2010	1,262.60	1,131.87	1,257.64

1/1/2011	3/31/2011	1,344.07	1,249.05	1,325.83
4/1/2011	6/30/2011	1,370.58	1,258.07	1,320.64
7/1/2011	9/30/2011	1,356.48	1,101.54	1,131.42
10/1/2011	12/31/2011	1,292.38	1,074.77	1,257.60

1/01/2012	3/31/2012	1,419.15	1,258.86	1,408.47
4/1/2012	6/30/2012	1,422.38	1,266.74	1,362.16
7/1/2012	9/28/2012	1,474.51	1,325.41	1,440.67
10/1/2012	12/31/2012	1,470.96	1,343.35	1,426.19

1/1/2013	1/29/2013	1,509.35	1,426.19	1,507.84

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes with Averaging Linked to the S&P 500® Index, Due February 27, 2017

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about February 27, 2013, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements the discussion in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Dividend Equivalent. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Internal Revenue Service has issued notices and the Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  .  Pursuant to the final regulations, withholding requirements with respect to payments made on the Notes will generally begin no earlier than January 1, 2014, and the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Notes.

RBC Capital Markets, LLC